Exhibit 99.3

Aspen Education Group, Inc.

and Subsidiaries

Consolidated Financial Statements

December 31, 2004 and 2003

Aspen Education Group, Inc. and Subsidiaries

Index

December 31, 2004 and 2003

Page(s)

Report of Independent Auditors	1

Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Shareholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-31

Report of Independent Auditors

To the Board of Directors and Shareholders of

Aspen Education Group, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Aspen Education Group, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2003, including its consolidated shareholders’ equity as of December 31, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

August 31, 2005

Aspen Education Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

(in thousands)		2003 (As Restated – see Note 2)
	2004
Assets
Current assets
Cash and cash equivalents	$3,420	$6,084
Accounts receivable, net of allowance for doubtful accounts of $742 and $1,228 in 2004 and 2003, respectively	5,478	5,170
Prepaid expenses and other current assets	3,719	2,048
Income tax receivable	—	878
Assets of discontinued operations	—	8,793

Total current assets	12,617	22,973

Property and equipment, net	31,406	20,969
Deferred tax asset	64	1,428
Other assets	1,486	1,471
Goodwill	52,963	24,410
Intangible assets, net	5,880	902
Assets of discontinued operations	—	6,437

Total assets	$104,416	$78,590

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,736	$1,680
Accrued expenses	6,795	4,893
Income tax payable	161	—
Deferred revenue	7,136	4,580
Deferred tax liability	39	—
Other current liabilities	2,602	2,094
Current portion of long-term debt	4,014	3,703
Liabilities of discontinued operations	600	2,907

Total current liabilities	24,083	19,857

Long-term debt, less current portion	38,672	18,748
Subordinated debt	8,523	8,318
Warrant liability	1,226	749
Liabilities of discontinued operations	—	1,544

Total liabilities	72,504	49,216

Minority interest	53	—

Commitments and contingencies (Note 8)

Shareholders’ equity
Convertible preferred stock, series A ($68,285 liquidation value), 20,000 shares authorized; 12,236 and 12,486 shares issued and outstanding at December 31, 2004 and 2003, respectively	33,120	33,859
Convertible preferred stock, series B ($19,364 liquidation value), 10,000 shares authorized; 4,079 shares issued and outstanding	13,576	13,576
Common stock and additional paid-in capital, no par or stated value, 60,000 shares authorized, 19,965 and 18,199 shares issued and outstanding at December 31, 2004 and 2003, respectively	12,197	9,236
Deferred stock compensation	(808)	(96)
Preferred stock dividend paid	(28,500)	(28,500)
Retained earnings	2,274	1,299

Total shareholders’ equity	31,859	29,374

Total liabilities and shareholders’ equity	$104,416	$78,590

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Education Group, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2004 and 2003

(in thousands)		2003 (As Restated – see Note 2)
	2004
Net revenues	$90,063	$71,874

Operating expenses
Salaries, wages and benefits	46,342	36,243
Other operating expenses	25,399	18,772

	71,741	55,015

Operating margin	18,322	16,859

Corporate general and administrative	8,799	7,817
Depreciation and amortization	3,659	3,046

Income from operations	5,864	5,996

Interest expense, net	4,699	3,752

Income from continuing operations before provision for income taxes, minority interest, and cumulative effect of change in accounting principle	1,165	2,244

Provision for income taxes	621	914
Minority interest in loss of subsidiary	(122)	—

Income before discontinued operations and cumulative effect of change in accounting principle	666	1,330

Income (loss) from discontinued operations, net of tax expense (benefit) of $909 and $(933)	777	(1,827)
Cumulative effect of change in accounting principle, net of tax benefit of $173	—	(259)

Net income (loss)	$1,443	$(756)

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Education Group, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2004 and 2003

	Cumulative Convertible Preferred Stock, Series A		Cumulative Convertible Preferred Stock, Series B		Common Stock and Additional Paid-in Capital		Deferred Stock Compensation	Preferred Stock Dividend Paid	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
									(As Restated – See Note 2)
Balance, December 31, 2002 (as restated)	12,486	$33,859	4,079	$13,576	18,020	$9,229	$—	$(28,500)	$2,125	$30,289

Accretion of put warrant value	—	—	—	—	—	70	—	—	(70)	—
Put warrant reclassification	—	—	—	—	—	(317)	—	—	—	(317)
Stock options exercised	—	—	—	—	179	17	—	—	—	17
Deferred stock option compensation	—	—	—	—	—	125	(125)	—	—	—
Amortization of deferred stock Option compensation	—	—	—	—	—	58	29	—	—	87
Stock compensation	—	—	—	—	—	54	—	—	—	54
Net loss	—	—	—	—	—	—	—	—	(756)	(756)

Balance, December 31, 2003 (as restated)	12,486	33,859	4,079	13,576	18,199	9,236	(96)	(28,500)	1,299	29,374

Issuance of common stock for acquisition	—	—	—	—	1,780	2,261	—	—	—	2,261
Stock received from sale of assets	(250)	(1,207)	—	—	(150)	(181)	—	—	—	(1,388)
Stock options exercised	—	—	—	—	136	19	—	—	—	19
Deferred stock option compensation	—	—	—	—	—	862	(862)	—	—	—
Amortization of deferred stock option compensation	—	—	—	—	—	—	150	—	—	150
Accretion of preferred stock, series A	—	468	—	—	—	—	—	—	(468)	—
Net income	—	—	—	—	—	—	—	—	1,443	1,443

Balance, December 31, 2004	12,236	$33,120	4,079	$13,576	19,965	$12,197	$(808)	$(28,500)	$2,274	$31,859

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Education Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2004 and 2003

(in thousands)		2003 (As Restated – see Note 2)
	2004
Cash flows from operating activities
Net income (loss)	$1,443	$(756)
Adjustments to reconcile income to net cash provided by operating activities
Depreciation	3,194	2,720
Amortization of intangibles	467	328
Amortization of deferred financing costs	520	540
Minority interest in loss of affiliate	(122)	—
Change in putable warrants value	477	432
Paid-in-kind interest expense	169	172
Non-cash stock-based compensation	150	141
Discontinued operations	1,455	(550)
Loss on sale of fixed asset	—	30
Allowance for doubtful accounts	(486)	527
Deferred income taxes	1,403	(406)
Changes in operating assets and liabilities, net of effects of business acquisitions
Accounts receivable, net	681	(561)
Cash value life insurance	—	1,909
Prepaid expenses and other current assets	(1,583)	(970)
Income tax receivable	878	335
Other assets – non-current	(201)	141
Accounts payable and accrued expenses	3,182	(317)

Net cash provided by operating activities	11,627	3,715

Cash flows from investing activities
Capital expenditures, net	(12,235)	(7,661)
Payments for businesses acquired, net of cash acquired and including other cash payment associated with the acquisitions	(25,671)	(965)
Discontinued operations	—	(178)
Net proceeds from sale of discontinued operations	8,650	—

Net cash used in investing activities	(29,256)	(8,804)

Cash flow from financing activities
Stock options exercised	19	17
Investment by minority interest	125	—
Payment of loan fees	(306)	—
Net payments under debt agreements	(5,023)	(3,360)
Net borrowing under debt agreements	20,150	704

Net cash provided by (used in) financing activities	14,965	(2,639)

Net decrease in cash and cash equivalents	(2,664)	(7,728)

Cash and cash equivalents at beginning of period	6,084	13,812

Cash and cash equivalents at end of period	$3,420	$6,084

Supplemental disclosures
Interest paid	$3,651	$3,353
Income taxes paid	(1,020)	606

Noncash investing and financing activities
Accretion of series convertible preferred stock Series A	468	—
Stock received from sale of discontinued operations	1,388	—
Liabilities assumed in connection with the acquisitions of businesses	3,291	703
Stock issued in connection with acquisition	2,261	—
Minority interest subscription receivable	50	—
Accretion of put warrant	—	70
Issuance of notes in connection with the acquisitions of businesses	5,043	2,406
Liabilities assumed and issuance of notes related to discontinued operations	—	3,115

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

1.	Description of the Business

Aspen Education Group, Inc. has provided education opportunities for underachieving youth for more than two decades. The residential schools and outdoor programs give young people struggling with academic and emotional issues the time and opportunity to make positive change in their lives.

Aspen Education Group, Inc. owns 100% of Aspen Youth, Inc. Aspen Education Group, Inc. is hereinafter referred to as the “Parent” and Aspen Youth, Inc. and its wholly-owned subsidiaries are hereinafter referred to as the “Company.”

As of December 31, 2004, the Company owned 28 education facilities, which operate schools and educational programs in 11 states for underachieving youth and young adults who have been unsuccessful in traditional public and private school settings.

2.	Summary of Significant Accounting Policies

Restatement of Consolidated Financial Statements

The accompanying consolidated financial statements have been restated for the year ended December 31, 2003, including consolidated shareholders’ equity as of December 31, 2002 to properly record separately identifiable intangible assets apart from goodwill, the related amortization expense of such intangible assets previously recorded as goodwill and not subject to amortization, and to properly recognize revenue related to nonrefundable up-front enrollment fees.

In connection with the acquisition of businesses by the Company during the years ended December 31, 2003, 2002, and 2001 the Company had previously recorded the entire excess purchase price over the fair value of net assets acquired to goodwill. However, the Company subsequently determined that an additional approximately $1.2 million of the excess purchase price from these acquisitions should have been allocated to separately identifiable intangible assets and amortized over their estimated useful lives. The fair value assigned to these identifiable intangible assets acquired was based on a number of factors, including an independent appraisal.

In connection with enrollment fees charged by the Company during the years ended December 31, 2003 and 2002, the Company had previously recognized revenue on upfront enrollment fees at the inception of the contract period. However, the Company subsequently determined that enrollment fees should be deferred and recognized systematically over the average student length of stay, generally eleven months, because the payment of such fees does not represent the culmination of a separate earnings process.

The restatement for the year ended December 31, 2003 increased previously reported amortization expense by $133 decreased revenues by $123 and increased net loss by $230. In addition, consolidated retained earnings decreased by $313 at December 31, 2002 to reflect the prior year impact of these items.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Restatement of Consolidated Financial Statements (Continued)

The following table represents the impact of the restatements on balances as previously reported and restated for all periods presented (refer to Note 10 for discussion of discontinued operations):

	As previously reported before discontinued operations	As restated before discontinued operations	As restated, net of discontinued operations
Consolidated Balance Sheet
Goodwill	$30,379	$29,162	$24,410
Other intangible assets, net	471	1,146	902
Total assets	78,898	78,608	78,590
Deferred revenue	6,600	6,851	4,580
Total current liabilities	19,187	19,438	19,857
Retained earnings	1,842	1,299	1,299

Consolidated Statements of Operations
Revenues	94,433	94,310	71,874
Depreciation and amortization	3,306	3,439	3,046
Income from operations	3,835	3,579	5,996
Net loss	(526)	(756)	(756)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a majority-owned subsidiary which it controls. All intercompany accounts and transactions have been eliminated.

Concentrations of Credit Risk

Concentrations of credit risk with respect to trade receivables are limited due to a large and diverse customer base. No individual customer represented more than 5% of net sales during the twelve months ended December 31, 2004 and 2003.

The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of its customers. The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. Accounts receivable are generally due within 30 days. To date, losses have been within the range of management’s expectations.

Revenue Recognition

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Revenues consist primarily of tuition, enrollment fees, alumni services and ancillary charges. Tuition revenues and ancillary charges are recognized based on contracted monthly/daily rates as services are rendered.

The Company charges an enrollment fee for new students under its service contracts. Such fees are deferred and recognized over the average student length of stay, which generally approximates eleven months.

Alumni services revenue represent non-refundable upfront fees charged for post graduation student support. Such fees are deferred and recognized systematically over the contracted period of performance, which is three to twelve months.

Operating Expenses and General and Administrative Expenses

Site level operating expenses include direct costs at the Company’s facilities and consist primarily of facility rentals, supplies, materials and salaries, wages and benefits and exclude all depreciation and amortization expense. General and administrative expenses include primarily corporate salaries, wages and benefits, marketing costs, professional fees and corporate office rent.

Cash Equivalents

The Company considers all highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.

The Company has bank balances, including cash equivalents, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to significant risk on cash and cash equivalents.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, as follows:

Buildings	30-40 years
Leasehold improvements	Lesser of useful life or lease term
Furniture and fixtures	5-7 years
Equipment	3-5 years
Computer equipment and software	3-5 years
Vehicles	3-5 years

Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. Gains or losses on the sale or disposal of property and equipment are reflected in operating income.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

The Company periodically assesses potential impairments of its long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, the Company has not recognized an impairment charge related to the write-down of long-lived assets.

Goodwill

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires, among other things, the use of a non-amortization approach for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and intangibles having an indefinite life are not amortized, but instead are reviewed for impairment at least annually or if an event occurs or circumstances indicate that the carrying amount may be impaired. Events or circumstances which could indicate an impairment include: a significant change in the business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Goodwill impairment testing is performed at the reporting unit level.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Goodwill (Continued)

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a combination of market earnings multiples and discounted cash flow methodologies. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth of the Company’s business, the useful life over which cash flows will occur and determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

In accordance with SFAS No. 142, the Company completed the first step of the transitional goodwill impairment test on January 1, 2002 and determined, based on such tests, that no impairment of goodwill was indicated. The Company selected December 31 as the date on which it will perform its annual goodwill impairment test. Based on the Company’s valuation of goodwill, no impairment charges related to the write-down of goodwill were recognized for the year ended December 31, 2004. In 2003, the Company recorded an impairment charge of $3,584 on the goodwill of two special education schools that were subsequently sold in 2004 (refer to Note 10 for discussion of discontinued operations). The impairment charge is included in the discontinued operations on the consolidated statement of operations.

In connection with its acquisitions subsequent to July 1, 2001, the Company applied the provisions of SFAS No. 141 “Business Combinations,” using the purchase method of accounting. The assets and liabilities assumed were recorded at their estimated fair values. The excess purchase price over those fair values was recorded as goodwill and other intangible assets.

The changes in the carrying amount of goodwill from December 31, 2003 through December 31, 2004 are summarized as follows:

Balance at December 31, 2003, as restated	$24,410

Additions: acquisitions	28,003
earnouts	550

Balance at December 31, 2004	$52,963

The additions to goodwill include the excess purchase price over fair value of net assets acquired.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Intangibles

Other intangible assets that have finite useful lives are amortized over their useful lives. These intangible assets are reviewed for impairment in accordance with SFAS No. 142. Accordingly, an impairment loss is recognized when the carrying amount of an intangible asset is not recoverable and when its carrying amount exceeds its fair value. Intangible assets with finite useful lives consist primarily of curriculum, not-to-compete covenants, accreditation, trade names and student contracts and are amortized over the expected period of benefit which ranges from one to twenty years using the straight-line method. Amortization expense related to intangible assets for the years ended December 31, 2004 and 2003 was $467 and $328 (as restated), respectively.

The estimated future amortization expense of intangible assets as of December 31, 2004 is as follows:

Year Ending December 31,
2005	$1,197
2006	389
2007	344
2008	322
2009	316
Thereafter	3,312

$5,880

As of December 31, 2004 and 2003, the gross amounts and accumulated amortization of intangible assets is as follows:

	2004		2003 (as restated) net of discontinued operations
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Curriculum (20 year life)	$3,448	$135	$769	$96
Accreditation (20 year life)	1,028	7	—	—
Trade name (3 year life)	410	134	105	65
Non-compete agreements (2 to 7 year life)	1,004	498	431	285
Student contracts (1 year life)	1,425	661	533	490

Total intangible assets	$7,315	$1,435	$1,838	$936

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Deferred Financing Costs

Direct costs incurred in connection with debt agreements are capitalized as incurred and amortized on a straight line basis over the term of the related indebtedness, which approximates the effective interest method. At December 31, 2004 and 2003, the Company has deferred financing costs of $2,311 and $2,021, respectively, net of accumulated amortization of $1,377 and $915, respectively, which has been recorded in other assets in the accompanying consolidated balance sheets.

Stock-Based Compensation

The Company accounts for grants of options to purchase its common stock to key personnel in accordance with APB25, “Accounting for Stock Issued to Employees.” In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. The disclosure provisions are required, however, for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”

Effective January 1, 2003, the Company adopted the disclosure requirements of SFAS No. 148. The adoption of this standard did not affect the Company’s financial condition or operating results.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation (Continued)

Had compensation cost for the Company’s option grants been determined based on their fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2004 and 2003 would have been decreased to the adjusted pro forma amounts indicated below:

		2003
	2004	(As Restated – See Note 2)
Net income (loss) as reported	$1,443	$(756)

Stock option compensation costs, net of related tax effects, included in as reported net income (loss)	91	18
Stock option compensation costs, net of related tax effects, that would have been included in the determination of net income if the fair value method had been applied	(113)	(26)

Pro forma net income (loss)	$1,421	$(764)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2004 and 2003: dividend yields of 0% for all periods; expected volatility of 0% for all periods; weighted average risk-free interest rates of 3.9%, and 3.6%, respectively; and expected lives of 8 years for all periods.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Adoption of Statement of Financial Accounting Standard No. 150

Effective July 1, 2003, the Company adopted SFAS No. 50, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The scope of this pronouncement includes mandatory redeemable equity instruments.

Upon the adoption of SFAS No. 150, the Company’s mandatory redeemable warrants (“Warrants”) in the amount of $1,226 and $749 as of December 31, 2004 and 2003, respectively, have been classified as long-term liabilities in the Company’s consolidated balance sheet as they are redeemable at the option of the holder.

Under the provisions of SFAS No. 150, the Company is required to record the fair value of the warrants as a liability. The changes in the fair value of the warrants have been charged to interest expense in the accompanying statement of operations since adoption of this standard and amounted to $477 and $432 during the years ended December 31, 2004 and 2003, respectively. Prior to the adoption of SFAS No. 150, the Company had recorded these warrants with imbedded put rights as equity instruments and had been accreting the warrants to their redemption value through retained earnings. Upon the adoption of SFAS No. 150, the Company recorded a cumulative effect of a change in accounting principle of $259, net of tax effect of $173 in the consolidated statements of operations.

Joint Venture

During the year ended December 31, 2004, the Company entered into a joint venture to establish a pediatric weight loss program. The Company obtained a seventy-five percent interest in the joint venture in exchange for a capital contribution of $525. The other party to the joint venture contributed $175 in exchange for a twenty-five percent minority stake in the joint venture. The Company consolidated the joint venture for financial reporting purposes. As a result of the minority interest the Company has allocated 25% of the joint ventures losses as of year-end to the minority interest holder. Losses are allocated based upon the “at risk” capital of each of owner. Losses in excess of their “at risk” capital are allocated to the Company without regard to percentage of ownership.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Joint Venture (Continued)

The Company retains an option to buy-out the minority interest holder at a price to be calculated by the terms and conditions of the operating agreement.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FAS No.3.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error calculations. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company does not believe its adoption will have a material impact on its consolidated results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment.” SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic method that is currently used and requires that such transactions be accounted for using a fair value-based method and recognized as expense in the consolidated statement of operations. The effective date of SFAS No. 123R is for annual periods beginning after June 15, 2005. The Company is currently assessing the provisions of SFAS No. 123R and its impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of nonmonetary assets that do not have commercial substance. The Company does not believe that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

2.	Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

In December 2003, the FASB reissued Interpretation No. 46-R, “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin (“ARB”) No. 51.” The Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support. The provisions of this Interpretation will be effective for interim or annual periods beginning after December 15, 2005. The Company is assessing the effects of the Interpretation No. 46-R.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentations.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and payable, accrued and other current liabilities and current maturities of long-term debt approximate fair value due to their short maturity. The carrying amount of the Company’s long-term liabilities also approximates fair value based on interest rates currently available to us for debt of similar terms and remaining maturities.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

3.	Property and Equipment

Property and equipment consist of the following at December 31:

	2004	2003
Leasehold improvements	$8,802	$7,709
Office equipment and furnishings	10,178	7,650
Buildings and improvements	16,426	12,682
Vehicles	3,611	2,863
Construction in progress	3,850	500
Land	3,512	1,659
Field equipment	1,238	957

	47,617	34,020
	(16,211)	(13,051)

	$31,406	$20,969

Depreciation expense associated with property and equipment was $3,194 and $2,720 for the years ended December 31, 2004 and 2003, respectively.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

4.	Long-Term Debt

Long-term debt consists of the following at December 31:

	2004	2003
Borrowings from senior secured – revolving credit facility; variable interest payable monthly (7.88% interest rate at December 31, 2003); any unpaid principal and interest due October 16, 2006	$—	$1,409

Borrowings from senior secured – acquisition term loan facility; variable interest payable monthly (8.75% and 9.88% interest rate at December 31, 2004 and 2003); any unpaid principal and interest due October 16, 2006	19,669	3,391

Borrowings from senior secured – term loan facility; variable interest payable monthly (8.00% and 8.88% interest rate at December 31, 2004 and 2003); any unpaid principal and interest due October 16, 2006	9,191	12,280

Borrowings from real estate notes; fixed interest rates ranging from 6.50% to 6.88%; principal and interest payable monthly; any unpaid principal and interest mature at various dates through February 5, 2014	3,816	—

Various seller notes; interest rates ranging from 6.75% to 10.00%; principal and interest payable quarterly at various dates through November 2009	10,010	5,371

	42,686	22,451
Less: Current portion	(4,014)	(3,703)

	$38,672	$18,748

In November 2004, the Company modified certain borrowing terms under its senior credit facilities with a financial institution which provides the Company a $51,600 Senior Secured Credit Facility (the 2004 Senior Credit Facility). Such credit facility is comprised of the revolving credit facility, the acquisition term loan facility and term loan facility.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

4.	Long-Term Debt (Continued)

The terms of Amended Credit Facility provided for the following significant modifications: (i) the credit limit on the acquisition loan facility was increased from $13,400 to $30,000, (ii) the interest rates on the credit facilities were lowered by approximately 0.75% and are no longer subject to minimum floor rates (iii) the acquisition loan draw and start date on principal payments was extended until October 16, 2006 (iv) financial covenants contained in the original agreement were revised to levels that were consistent with the Company’s business levels and outlook. In consideration for the amendment, the Company paid the lenders an amendment fee of $220.

The Amended Credit Facility was not considered to represent a significant modification for financial reporting purposes. As a result, the $220 amendment fee was capitalized as debt issuance costs and is being amortized over the term of the amended agreement while professional fees and other related costs incurred in connection with the amendment were expensed as incurred.

Outstanding borrowings under the agreement are collateralized by substantially all of the Company’s assets. The agreement contains certain financial and non-financial covenants and places restrictions on the amount of dividends payable. Among other covenants, the Company must maintain minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”), maintain certain leverage ratios, maintain a certain fixed charge ratio and not exceed a maximum limit for capital expenditures. As of December 31, 2004, the Company was in compliance with all financial covenants under the agreement. The Company was not in compliance with the financial reports covenant requiring audited financial statements to be completed within 90 days after the end of the fiscal year. A waiver was obtained by the Company.

Scheduled maturities of long-term debt at December 31, 2004, are as follows:

Year Ending December 31,
2005	$4,014
2006	31,352
2007	1,542
2008	2,078
2009	2,442
Thereafter	1,258

$42,686

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

5.	Subordinated Debt

Subordinated debt consists of the following at December 31:

	2004	2003
Subordinated debt, payable in monthly installments of interest only with principal due at maturity, bearing interest at 14% (12% paid monthly and 2% paid in kind), maturing January 16, 2007	$8,523	$8,318

During 2001, the Company received $8,000 under a subordination agreement. Concurrent with the issuance of the Note, the Company granted the holders of the Notes mandatory redeemable warrants to purchase up to an aggregate of 972,653 shares of common stock. The warrants are exercisable at any time subsequent to the grant date at an exercise price of $0.136 per share. The estimated relative fair value of the warrants was $91 using the Black-Scholes option-pricing model based on the following assumptions: expected volatility of 60%, risk-free interest rate of 5.6%, and an expected life of 8 years. In addition, the Company also issued 636,287 shares of Series A Cumulative Convertible Redeemable Preferred Stock. The estimated relative fair value of the preferred stock was $86. The fair value of the warrants and Preferred Shares was recorded as a discount on the related Notes and is being amortized as interest expense over the term of the Notes.

The agreement contains an acceleration clause whereby in the event of change in control or an initial public offering, the Company is to redeem all outstanding notes for a redemption price equal to 101% of aggregate principal and any unpaid interest. The agreement also contains a prepayment penalty of 2.0 % if any principal is prepaid prior to July 2005. Finally, the agreement contains certain financial and non-financial covenants. Among other covenants, the Company must maintain certain leverage ratios, maintain a certain fixed charge ratio and not exceed a maximum limit for capital expenditures. As of December 31, 2004, the Company was in compliance with all financial covenants under the agreement. The Company was not in compliance with the financial reports covenant requiring audited financial statements to be completed within 90 days after the end of the fiscal year. A waiver was obtained by the Company.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

6.	Shareholders’ Equity

Common Stock

The holders of the common and preferred stock vote together as a single class with each share of common stock and preferred stock entitled to one vote per share.

On February 1, 2004, the Company sold substantially all of the assets of two special education schools in exchange for 150,000 shares of the Company’s common stock and 250,000 shares of the Company’s Cumulative Convertible Preferred Stock series A. In addition, the buyer forfeited the rights to the preferred stock dividend. Upon receipt the Company retired such shares. The Company valued the shares of stock at their respective fair market values based on a number of factors including an independent appraisal.

On November 19, 2004, the Company acquired substantially all of the assets of a residential therapeutic boarding school. In connection with the transaction, the Company issued 1,780 shares of common stock which was valued at $2,261. The Company valued the shares of common stock at its fair market value based on a number of factors including an independent appraisal.

During 2003, the Company recorded compensation expense of $54 related to issuance of common stock to a certain employee for services rendered. The compensation expense and related additional paid-in-capital was recorded at the fair market value at the time the services were rendered.

Preferred Stock

The preferred A stock is designated as 12% Series A Cumulative Convertible Preferred Stock with liquidation value of $2.85 per share. The preferred B stock is designated as 12% Series B Cumulative Convertible Preferred Stock with a liquidation value of $3.49 per share. The holders of the preferred stock are entitled to receive when, as and if declared by the Board of Directors, a compounded annual dividend which accrues at the rate of 12% per year based on the liquidation value. As of December 31, 2004, the Board of Directors has not declared a dividend on the preferred stock. Accordingly, accumulated and unpaid preferred stock dividends amounted to approximately $33,412 for preferred A stock and $5,128 for preferred B stock at December 31, 2004.

In connection with the Company’s subordinated debt offering the Company issued 636,287 shares of Series A Cumulative Convertible Redeemable Preferred Stock (Refer to Note 5). These shares are redeemable at the option of the holder any time on or after July 13, 2006. The redemption price is equal to the greater of (i) the fair market value per share or (ii) the EBITDA per share. The Company accretes the changes in the redemption value of the shares over the period from the date of issuance to the earliest redemption date. During the year ended December 31, 2004, the Company increased the value of its Series A preferred shares in the amount of $468 as a result of changes in the redemption value.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

6.	Shareholders’ Equity (Continued)

Preferred Stock (Continued)

Upon a conversion event (which includes, among other things, a sale of the Company or an initial public offering), each share of preferred stock will convert into that number of shares of common stock equal to (a) one plus (b) the value of accrued or accumulated and unpaid dividends divided by the respective liquidation value per share. In the event of a dissolution, liquidation or winding down of the Company each share of preferred stock will continue to carry a liquidation preference such that each share of preferred stock shall be entitled to a liquidation value plus all dividends (whether or not declared) accrued or accumulated and unpaid to the date of final distribution prior to any distribution to common shareholders and following payment in full of the liquidation preference will also continue to be entitled to share in any remaining assets of the Company like common shareholders.

Stock Performance Plan

Under the Stock Performance Plan (“Plan”), up to 5,240,000 shares of common stock (or its equivalent) may be issued via stock options, stock appreciation rights, restricted and performance shares or other stock-based awards. Options issued vest at a rate of 25% each year and have a term that shall not exceed 10 years. However, in the event of a change in control, as defined, the optionee becomes immediately vested in 100% of the options. Options issued will have an exercise price of no less than 75% of fair market value as determined on the date of grant. Prior to fiscal year 2003 fair market value was determined in good faith by the Plan administrator. During the year ended December 31, 2004, the Company determined the fair market value of the Company’s common stock based on a number of factors including an independent appraisal.

The following represents a summary of the option activity for the years ended December 31:

	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	1,363,716	$.111

Granted	707,500	$.158
Exercised	(178,958)	$.096
Forfeited	(87,700)	$.156

Balance, December 31, 2003	1,804,558	$.129

Granted	1,384,500	$.643
Exercised	(136,058)	$.137
Forfeited	(450,300)	$.130

Balance, December 31, 2004	$2,602,700	$.402

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

6.	Shareholders’ Equity (Continued)

Stock Performance Plan (Continued)

Of the total options outstanding, 797,700 and 834,948 options were exercisable at December 31, 2004 and 2003, respectively, at weighted average exercise prices of $0.114 and $0.100, respectively. As of December 31, 2004, the 2,602,700 options outstanding had a weighted average remaining contractual life of eight years.

During the years ended December 31, 2004 and 2003, the Company granted 1,384,500 and 707,500 options to purchase common stock to employees with exercise prices ranging from $0.16 to $1.60 per share. The fair market value of the Company’s common stock on the date of grants was $1.26 and $0.60 per share for the years ended December 31, 2004 and 2003. In connection with the issuances, the Company recorded deferred compensation charges of $862 and $125 during the years ended December 31, 2004 and 2003, respectively as the exercise price of the shares was less than the estimated fair market value of the Company’s common stock as of the dates of grant. The Company will amortize the deferred compensation charge over the four year vesting period of the options. As of December 31, 2004, the Company has amortized $179 of the deferred compensation charge.

In December 2003, the Company recorded compensation expense of $58 related to the acceleration of vesting of stock options for a certain terminated employee. The compensation expense and related additional paid-in-capital was recorded at the fair market value at the time of termination.

Warrants

The Company had 5,192,316 common stock warrants issued and outstanding during the years ended December 31, 2004 and 2003. As of December 31, 2004, the weighted-average exercise price of the warrants were $0.144. Additionally, 1,478,829 of these warrants are redeemable at the options of the holder. The Company has recorded the fair value of the redeemable warrants as long-term liabilities in the consolidated balance sheet. (Refer to Note 2 – Adoption of Statement of Financial Accounting Standard No. 150.)

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

7.	Income Taxes

The components of the income tax provision for the years ended December 31, 2004 and 2003 are as follows:

		2003 (As Restated – See Note 2)
	2004
Current
Federal	$(496)	$653
State	(286)	667

	(782)	1,320

Deferred
Federal	1,130	(238)
State	273	(168)

	1,403	(406)

	$621	$914

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate from continuing operations is as follows:

		2003 (As Restated – See Note 2)
	2004
Statutory federal income tax rate	34.0%	$34.0%
State income taxes, net of federal benefit	5.0	5.1
Meals and entertainment	4.0	1.6
Other	10.3	—

	53.3%	40.7%

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

7.	Income Taxes (Continued)

The components of the Company’s deferred tax assets (liabilities) at December 31, 2004 and 2003 are as follows:

		2003 (As Restated – See Note 2)
	2004
Current deferred tax liability
Accrued vacation	$285	$370
Prepaids	(412)	(370)
Other	88	—

Current deferred tax liability	(39)	—

Non-current deferred tax asset
Depreciation and amortization	(1,663)	1,069
Accrued deferred compensation	104	67
Net operating loss carry-forward	1,229	—
Other	394	292

Non-current deferred tax asset	64	1,428

	$25	$1,428

At December 31, 2004, the Company had federal and state net operating loss carry-forwards of approximately $3,306 and $1,750, respectively, that expire through 2023 and 2008.

8.	Commitments and Contingencies

Lease Obligations

The Company leases machinery, equipment, and office and operational facilities under noncancelable operating lease agreements. Certain lease agreements for the Company’s facilities generally contain renewal options and provide for annual increases in rent based on the local Consumer Price Index. Related party leases arise as a result of the Company’s acquisitions. The following is a schedule of the Company’s future minimum lease payments as of December 31, 2004:

	Third Party	Related Party	Total
Year Ending December 31,
2005	$1,568	$1,984	$3,552
2006	1,405	1,996	3,401
2007	1,159	2,064	3,223
2008	911	2,150	3,061
2009	761	2,039	2,800
Thereafter	1,836	7,161	8,997

	$7,640	$17,394	$25,034

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

8.	Commitments and Contingencies (Continued)

Lease Obligations (Continued)

Total rent expense under operating leases, including month-to-month rentals, amounted to $2,668 and $2,073 during the years ended December 31, 2004 and 2003, respectively. Under certain lease agreements, the Company is responsible for other costs such as property taxes, insurance, maintenance, and utilities.

Legal Matters

During the year ended December 31, 2004, the Company was a defendant in a wrongful termination lawsuit at a program it divested during 2004. The compliant sought, among other things, back pay, punitive damages, and attorneys’ fees. On August 24, 2005, the Company reached a settlement in which they agreed to pay $600. During the year ended December 31, 2004, the Company recorded a liability of $600 in connection with the settlement.

There are various other claims and litigation proceedings in which the Company is involved in the ordinary course of business. While the outcome of these claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company’s business, financial position and results of operations or cash flows.

Indemnifications

The Company is a party to a variety of agreements entered into in the ordinary course of business pursuant to which it may be obligated to indemnify the other parties for certain liabilities that arise out of or relate to the subject matter of the agreements. Some of the agreements entered into by the Company require it to indemnify the other party against losses due to property damage including environmental contamination, personal injury, failure to comply with applicable laws, the Company’s negligence or willful misconduct, or breach of representations and warranties and covenants.

The Company provides for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, bylaws, articles of association or similar organizational documents, as the case may be. The Company maintains directors’ and officers’ insurance which should enable the Company to recover a portion of any future amounts paid.

In addition to the above, from time to time the Company provides standard representations and warranties to counterparties in contracts in connection with business dispositions and also provide indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to such sales.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

8.	Commitments and Contingencies (Continued)

Indemnifications (Continued)

While the Company’s future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, no payments made under any of these indemnities.

Employment Agreements

The Company has entered into employment agreements with certain of its professionals which require annual gross salary payments which range from $66 to $320 per annum. The employment agreements range from a period of one to five years and include a provision for annual bonuses based on specific performance criteria. In the event that such key management employees are terminated without cause, the Company is contractually obligated to pay the remaining balance due on the employment contracts.

The following is a schedule of the Company’s future minimum annual payments under such employment agreements as of December 31, 2004:

Year Ending December 31,
2005	$1,204
2006	743
2007	655
2008	270
2009	105

$2,977

Consulting Agreements

The Company has entered into consultant agreements with certain professionals which require annual consulting fee payments which range from $165 to $355 per annum. The consulting agreements range from a period of one to seven years. In the event that such consulting agreements are terminated without cause, the Company is contractually obligated to pay the remaining balance due on the consulting agreements.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

8.	Commitments and Contingencies (Continued)

Consulting Agreements (Continued)

The following is a schedule of the Company’s future minimum annual payments under such consulting agreements as of December 31, 2004:

Year Ending December 31,
2005	$1,238
2006	1,019
2007	817
2008	520
2009	313
Thereafter	227

$4,134

9.	Business Acquisitions

During 2004, the Company acquired substantially all the assets and liabilities of three residential therapeutic boarding schools and one outdoor therapeutic program. The aggregate purchase price of such acquisitions, including related acquisition costs of $676, amounted to $34,908, which includes the assumption of $3,291 of liabilities. The purchase price of such acquisitions was funded from $15,191 in borrowings under the acquisition line of the senior credit facility, $4,767 from notes payable to the sellers, $2,261 from the issuance of common stock to the sellers (Refer to Note 6 – Shareholders’ Equity) and $9,398 in cash. The acquisitions increase the Company’s market share in this growing sector of the therapeutic education market. In connection with the acquisitions the Company obtained all of the voting equity interest in each of the programs.

During 2003, the Company acquired substantially all of the assets and liabilities of two residential therapeutic boarding schools and the membership interest of a mental health clinic operation. The aggregate purchase price of such acquisitions, including related acquisition costs of $207, amounted to $5,761, which includes the assumption of $2,274 of liabilities. The purchase price of such acquisitions was funded from $704 in borrowings under the acquisition line of the senior credit facility, $2,444 from notes payable to the sellers and $339 in cash. One of the residential therapeutic boarding schools and the mental health clinic operations were subsequently sold in 2004 (Refer to Note 10 – Business Dispositions).

Certain acquisition agreements entered into by the Company contain contingent earnout provisions that provide for additional consideration to be paid to the sellers if the acquired entity’s results of operations exceed certain benchmarks. These benchmarks are measured on an annual basis, generally from one to six years after the acquisition, and are generally set above the historical operating experience of the acquired entity at the time of acquisition. Earnout payments are recorded as additional purchase price (as goodwill) when the contingent payments are earned and become payable and consist of a combination of cash and notes payable issued to the seller. The increase to goodwill during the years ended December 31, 2004 and 2003 as a result of the earnouts was $550, and $1,606, respectively.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

9.	Business Acquisitions (Continued)

The results of operations for the companies acquired during the years ended December 31, 2004 and 2003 have been included in the consolidated financial statements from their respective dates of acquisition. Such acquisitions were accounted using the purchase method of accounting, and the assets and liabilities of the acquired entities have been recorded at their estimated fair values at the dates of acquisition. The excess purchase price over the net assets acquired has been allocated to goodwill. For income tax purposes, $28,003 and $1,270 of goodwill resulting from acquisitions completed during the years ended December 31, 2004 and 2003, respectively, are amortized over a 15 year period.

The assets and liabilities of the entities acquired are as follows for the year ended December 31:

		2003 (As Restated – See Note 2)
	2004
Current assets, which consist primarily of accounts receivable	$490	$2,193
Property and equipment	938	139

Intangible assets subject to amortization
Curriculum	2,679	264
Accreditation	1,028	–
Non-compete agreements	573	60
Trade names	305	31
Student contracts	892	111
Goodwill	28,003	2,963

Total assets acquired	34,908	5,761

Total liabilities assumed, which consist primarily of deferred revenue	(3,291)	(2,274)

Purchase price, net of liabilities assumed	$31,617	$3,487

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

10.	Business Dispositions

Due to certain economic conditions associated with government funded programs the Company reviewed its strategic alternatives and determined that it would benefit from focusing on private payment programs. As a result, during 2004, the Company sold two special education schools and a residential boarding school. Additionally, the Company sold three mental health clinic operations. These dispositions comprise three separate reporting units. Consideration received for such dispositions was 250,000 shares of the Company’s Cumulative Convertible Series A Preferred Stock, 150,000 shares of the Company’s common stock, cancellation of a $1,544 note payable, and $8,650 cash. As a result of the dispositions, the Company recorded in the consolidated statements of operations a net gain of $1,112, net of tax expense of $909, which represented the difference between the fair value of the consideration and the book value of the net assets sold. The consideration received does not include $1,000 held in escrow due to the uncertainty of the final purchase price adjustment from the three mental health clinic operations. In addition, the buyer of the two special education schools forfeited the rights to the preferred stock dividend.

The Company accounted for the business operations for these two entities in 2004 and 2003 as discontinued operations. In 2003, the Company recorded an impairment charge of $3,584 on the goodwill and fixed assets of the two special education schools, which is included in discontinued operations. The accompanying consolidated balance sheet at December 31, 2003 classifies the assets and liabilities of these entities as assets and liabilities of discontinued operations.

Summarized operating results from the discontinued operations included in the Company’s consolidated statements of operations were as follows for the year ended December 31:

		2003 (As Restated – See Note 2)
	2004
Revenues	$12,477	$28,137
Loss from discontinued operations, net of related tax effect	(335)	(1,827)

11.	Employee Benefit Plans

401(k) Retirement Savings Plan

The Company maintains an elective retirement savings plan which is qualified under Section 401(k) of the Internal Revenue Code. Participating employees are allowed to contribute up to the Internal Revenue Code maximums. The Company makes contributions to the plan at the discretion of management. Contributions to the plan were $203 and $198 for the years ended December 31, 2004 and 2003, respectively.

Aspen Education Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004 and 2003 (In thousands, except share data)

11.	Employee Benefit Plans (Continued)

Deferred Compensation Plan

In December 2003, the Company began a new non-qualified Insured Security Option Plan (“ISOP”) for certain key employees. Employees of the old plan (see below) had the option of rolling over their deferrals, net of taxes, into the ISOP. The ISOP permits these employees on an after-tax basis to defer a portion of their salary and/or bonus each calendar year. The Company may also make discretionary contributions to these employee accounts, up to a maximum of $6 per employee, which become fully vested three years after the contribution. Company contributions made under the old Plan continue to vest under the ISOP. Contributions to the plan were $71 and $76 for the years ended December 31, 2004 and 2003

The Company had a non-qualified deferred compensation plan for certain key employees. The plan permitted these employees to defer a portion of their salary and/or bonus each calendar year. The Company could make discretionary contributions to these employee accounts, up to a maximum of $5 per employee, which became fully vested three years after the contribution. Effective December 2003, the plan was discontinued and substantially all deferred compensation amounts were paid out of the plan or rolled over into the ISOP.

The Company had established a life insurance policy for certain employees in part to assist with the funding of the old deferred compensation plan. During 2003, the life insurance policies were cancelled and the proceeds of the policy were used to pay out the deferrals of the Plan.

12.	Subsequent Events

On July 1, 2005, the Company sold one of their education schools in exchange for $6,570 in cash and a note receivable of $1,460, which is subject to certain working capital adjustments. The note is due on or before July 1, 2009, bears interest at a rate of 10% and is secured by the holders’ assets. The Company anticipates recording a gain in connection with the transaction.